EXHIBIT 4.1
     This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee thereof. This Note is exchangeable for Notes registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture and, unless and until it is exchanged in whole or in part for individual Notes represented hereby, this Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
     Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer (as defined below) or its agent for registration of transfer, exchange or payment, and any Note issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
No. R-1
Principal Amount:
$450,000,000
CUSIP No. 962166BU7
ISIN No. US962166BU79
WEYERHAEUSER COMPANY
Floating Rate Note due 2009
     WEYERHAEUSER COMPANY, a Washington corporation (the “Issuer”, which term includes any successor thereto under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York, the principal sum of Four Hundred and Fifty Million Dollars ($450,000,000) on September 24, 2009, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum at said office or agency, quarterly in arrears on March 24, June 24, September 24 and December 24 of each year (each, an “Interest Payment Date”), commencing December 24, 2007, and at final maturity, in like coin or currency, at a per annum rate equal to LIBOR (determined in the manner described below) plus 1.00% from the Interest Payment Date next preceding the date of this Note to which interest has been paid or duly provided for, unless the date hereof is a date to which interest has been paid or duly provided for, in which case from the date of this Note, or unless no interest has been paid or duly provided for on these Notes, in which case from September 24, 2007, until payment of said principal sum has been made or duly provided for; provided that, if this Note is not a Global Security, payment of interest will be made against presentation of this Note at the office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York (and the offices or agencies of the Issuer maintained for such purpose in any such other locations, if any, as the Issuer may from time to time elect) or, at the option of the Issuer, by check mailed to the address of the Person entitled thereto as such address shall appear on the Security register; and provided, further, that if this Note is a Global Security registered in the name of a Depositary or its nominee, payment of interest shall be made to the Depositary or its nominee, as the case may be, in accordance with the Depositary’s procedures as in effect from time to time. Notwithstanding the foregoing, if the date hereof is after a Regular Record Date (as defined below) and before the following Interest Payment Date, this Note shall bear interest from such Interest Payment Date; provided, that if the Issuer shall default in the payment of interest due on such Interest Payment Date, then this Note shall bear interest from the next preceding Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for on these Notes, from September 24, 2007. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to below, be paid to the Person in whose name this Note is registered at the close of business on the 15th calendar day (whether or not a Floating Rate Business Day, as defined below) immediately preceding such Interest Payment Date (a “Regular Record Date”); provided that interest payable on the final maturity date of this Note will be paid to the Person to whom the principal hereof is paid. If any Interest Payment Date, other than an Interest Payment Date falling on the final maturity date of this Note, would otherwise be a day that is not a Floating Rate Business Day, that Interest Payment Date will be moved to, and will be, the next succeeding Floating Rate Business Day, except that, if that next succeeding Floating Rate Business Day falls in the next succeeding calendar month, that Interest Payment Date instead will be moved to, and will be, the immediately preceding Floating Rate Business Day. If the final maturity date of this Note falls on a day that is not a Floating Rate Business Day, then payments of the principal of and premium, if any, and interest on this Note that are due on the final maturity date need not be made on the final maturity date, but may be made on the next succeeding Floating Rate Business Day with the same force and effect as if made on the final maturity date and no interest will accrue for the period after the final maturity date.
     Interest on this Note will accrue from, and including, September 24, 2007 to, but excluding, the Interest Payment Date falling in December 2007 and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for on this Note to, but excluding, the next Interest Payment Date or the final maturity date, as the case may be; provided that interest shall cease to accrue on Notes or portions of Notes repurchased by the Issuer pursuant to a Change of Control Offer (as defined below) on the dates, and subject to the terms and conditions, set forth below under “Offer to Purchase Upon Change of Control Triggering Event”. Interest on this Note will be calculated on the basis of the actual number of days in the applicable period divided by 360.
     “Floating Rate Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, that such day must also be a London Business Day. “London Business Day” means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.
     The interest rate on the Notes for the initial Interest Period (as defined below) commencing September 24, 2007 will be set, and for each subsequent Interest Period will be reset, as of the first day of such Interest Period (the date on which that interest rate is set for the initial Interest Period or reset for any subsequent Interest Period is referred to as an “Interest Reset Date”). The interest rate in effect on any day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date (as defined below) pertaining to the immediately preceding Interest Reset Date, and the interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to that Interest Reset Date.
     “Interest Period” means the period beginning on, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date or the final maturity date, as the case may be, and the first Interest Period will be the period beginning on, and including, September 24, 2007 to, but excluding, the Interest Payment Date falling in December 2007.
     “Interest Determination Date” means, with respect to any Interest Reset Date, the second London Business Day preceding that Interest Reset Date.
     The Calculation Agent (as defined below) will determine LIBOR in accordance with the following provisions:

     “LIBOR” means:
     (1) With respect to any Interest Determination Date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable Interest Period, as such rate is displayed on Reuters page LIBOR01 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for United States dollars) (“Reuters Page LIBOR01”) as of 11:00 A.M., London time, on that Interest Determination Date. If no rate is displayed as aforesaid, LIBOR with respect to that Interest Determination Date will be determined in accordance with the provisions described in (2) below.
     (2) With respect to an Interest Determination Date on which no rate is displayed on Reuters Page LIBOR01 as specified in (1) above, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market (the “reference banks”), selected by the Calculation Agent after consultation with the Issuer, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable Interest Period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount of at least $1,000,000 that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations as calculated by the Calculation Agent. If fewer than two quotations are provided by the reference banks, then LIBOR on that Interest Determination Date will be the arithmetic mean as calculated by the Calculation Agent of the rates quoted at approximately 11:00 A.M., New York City time, on that Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent after consultation with the Issuer, for loans in United States dollars to leading European banks having a three month maturity and in a principal amount equal to at least $1,000,000 that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described in this sentence, LIBOR determined as of that Interest Determination Date shall be LIBOR as in effect on that Interest Determination Date.
     The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
     All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. All dollar amounts used in or resulting from any calculation on the Notes will be rounded to the nearest cent, with one-half cent being rounded upwards.
     In connection with the issuance of the Notes, the Issuer has entered into a Calculation Agent Agreement dated as of September 24, 2007 (as the same may be amended or supplemented from time to time and including any successor agreement thereto, the “Calculation Agreement”) with The Bank of New York Trust Company, N.A., as calculation agent (herein called the “Calculation Agent”, which term includes any successor thereto under the Calculation Agreement). All calculations made by the Calculation Agent for the purposes of calculating interest on the Notes shall be conclusive and binding on the Holders and on the Issuer, absent manifest error. The Issuer covenants and agrees that, so long as any Note remains Outstanding (as defined in the Indenture referred to below), there shall at all times be a Calculation Agent for the purpose of the Notes. In the event of the Calculation Agent being unable or unwilling to continue to act as the Calculation Agent for the Notes or in the case of the Calculation Agent failing duly to establish the rate of interest on the Notes for any Interest Period, the Issuer shall appoint another bank of recognized standing in the United States as Calculation Agent. The Issuer may not remove the Calculation Agent without a successor having been appointed as aforesaid. The Calculation Agent shall determine the interest rate on the Notes as of each Interest Determination Date.
     This Note is one of a duly authorized issue of Securities of the Issuer issued under and pursuant to an Indenture dated as of April 1, 1986 (the “Original Indenture”), as amended and supplemented by a First Supplemental Indenture thereto dated as of February 15, 1991 (the “First Supplemental Indenture”), a Second Supplemental Indenture thereto dated as of February 1, 1993 (the “Second Supplemental Indenture”), a Third Supplemental Indenture thereto dated as of October 22, 2001 (the “Third Supplemental Indenture”), and a Fourth Supplemental Indenture thereto dated as of March 12, 2002 (the “Fourth Supplemental Indenture”; the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and any other indentures supplemental thereto, is hereinafter called the “Indenture”), between the Issuer and The Bank of New York Trust Company, N.A., as successor trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture) to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Security is one of the series of Securities designated on the face hereof (the “Notes”).
     The Notes are not subject to redemption at the option of the Issuer at any time prior to the final maturity date.
     In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof and accrued and unpaid interest hereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
     The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided, that no such supplemental indenture shall, among other things, (i) extend the final maturity of any Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on the redemption thereof, or make the principal thereof or the interest thereon payable in any coin or currency other than that provided in the Securities or in accordance with the terms thereof, or impair or affect the rights of any Holder to institute suit for the payment thereof, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities the Holders of which are required to consent to any such supplemental indenture without the consent of the Holder of each Security so affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default, prior to any declaration accelerating the maturity of the Securities of any series, the Holders of a majority in aggregate principal amount of the Outstanding Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Securities) may on behalf of the Holders of all the Securities of such series (or all or certain series of the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default or Event of Default in respect of the payment of the principal of or premium, if any, or interest on any of the Securities or a default or Event of Default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Security affected. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor or on registration of transfer hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.
     The Notes are issuable in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations upon surrender of the Notes to be exchanged at the agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York in the manner and subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge that may be imposed in connection therewith.
     The Notes are not subject to any sinking fund.
     Upon due presentment for registration of transfer of this Note at the agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge that may be imposed in connection therewith.
     The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and, subject to the provisions of the first paragraph hereof, interest hereon and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.
     No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or in any Note, or because of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor entity, either directly or through the Issuer or any successor entity, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.
     This Note shall be governed by and construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.
     Terms used in this Note which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.
     The Indenture contains provisions whereby the Issuer may be discharged from its obligations with respect to the Notes, subject to exceptions, if the Issuer deposits with the Trustee cash or U.S. Government Obligations in the amount and in the manner, and satisfies certain other conditions, as in the Indenture provided.
     This Note shall not be valid or obligatory for any purpose until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under the Indenture by manual signature of an authorized signatory of the Trustee.

Offer to Purchase Upon Change of Control Triggering Event
     If a Change of Control Triggering Event occurs, the Issuer will make an offer (the “Change of Control Offer”) to each Holder of Notes to repurchase (at such Holder’s option) all or any part (in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes on the terms described below. In the Change of Control Offer, the Issuer will offer payment in cash equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes (or portions thereof) repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”); provided that, notwithstanding the foregoing, payments of interest on the Notes that are due and payable on any Interest Payment Dates falling on or prior to such a date of repurchase (other than an Interest Payment Date falling on the final maturity date of the Notes) will be payable to the Holders of those Notes registered as such at the close of business on the relevant record dates in accordance with their terms and the terms of the Indenture. Within 30 days following any Change of Control Triggering Event, the Issuer will mail (or cause to be mailed) a notice (the “Change of Control Purchase Notice”) to all Holders of Notes (with a copy to the Trustee) describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in such notice, which date will be a business day no earlier than 30 days and no later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”).
     Holders electing to have a Note or portion thereof repurchased pursuant to a Change of Control Offer will be required to surrender the Note (which, in the case of Notes in book entry form, may be by book entry transfer) to the Trustee (or to such other agent as may be appointed by the Issuer for such purpose) at the address specified in the applicable Change of Control Purchase Notice prior to the close of business on the business day immediately preceding the applicable Change of Control Payment Date and to comply with other procedures set forth in such Change of Control Purchase Notice. As used in the preceding sentence and in the last sentence of the preceding paragraph, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.
     On any Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Trustee (if the Trustee is acting as paying agent for the Notes) or any other duly appointed paying agent for the Notes an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver the repurchased Notes or cause the repurchased Notes to be delivered to the Trustee for cancellation, accompanied by an Officers’ Certificate stating the aggregate principal amount of repurchased Notes and that all conditions precedent provided for in the Notes and the Indenture relating to such Change of Control Offer and the repurchase of Notes by the Issuer pursuant thereto have been complied with.
Interest on Notes and portions of Notes duly tendered for repurchase pursuant to a Change of Control Offer will cease to accrue on and after the applicable Change of Control Payment Date, unless the Issuer shall have failed to accept such Notes and such portions of Notes for payment, failed to deposit the total Change of Control Payment in respect thereof or failed to deliver the Officers’ Certificate, all as required by, and in accordance with, the immediately preceding sentence.
     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflict.
     The Issuer will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and the third party purchases all Notes properly tendered under its offer and delivers the repurchased Notes or causes the repurchased Notes to be delivered to the Trustee for cancellation on the applicable Change of Control Payment Date. In addition, the Issuer will not repurchase any Notes pursuant to a Change of Control Offer if there has occurred and is continuing on the applicable Change of Control Payment Date an Event of Default under the Indenture (other than an Event of Default resulting from the Issuer’s failure to comply with any of the provisions of the Notes or the Indenture relating to such Change of Control Offer or the repurchase of Notes pursuant thereto, including, without limitation, any default in payment of the Change of Control Payment), including Events of Default arising with respect to other series of Securities outstanding under the Indenture.
     The foregoing Change of Control provisions of the Notes shall cease to be applicable (and any failure of the Issuer to comply therewith shall not constitute an Event of Default) if (i) the Indenture shall have ceased to be of further effect with respect to the Notes pursuant to Section 10.1(A) of the Indenture (“satisfaction and discharge”), or (ii) the Issuer shall be deemed to have paid and discharged the entire indebtedness on all of the Notes pursuant to Section 10.1(B) of the Indenture (“defeasance”) (it being understood that, in addition to the other conditions to defeasance set forth in the Indenture, any such defeasance shall not be effective until the 121st day after the date of deposit referred to in subparagraph (a) of Section 10.1(B) of the Indenture), and, in the case of both clause (i) and (ii) of this sentence, the Issuer shall have satisfied the conditions set forth in the Indenture to such satisfaction and discharge or such defeasance, as the case may be, and (without limitation to the foregoing) shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (each of which comply with Section 11.5 of the Indenture) each to the effect that all conditions precedent to such satisfaction and discharge or defeasance, as the case may be, provided for in the Indenture have been complied with.
     For purposes of the provisions set forth under this caption “Offer to Purchase Upon Change of Control Triggering Event,” the following terms have the respective meanings specified below:
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity of such Person (including, without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests).
     “Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or any of its subsidiaries) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s outstanding Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its subsidiaries, taken as a whole, to one or more Persons (other than the Issuer or any of it subsidiaries); or (c) the first day on which a majority of the members of the Issuer’s board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control if (1) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(y) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (z) immediately following that transaction no “person” (as that term is used in Section 13(d)(3)

of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares. As used in this paragraph, the term “subsidiary” means, with respect to any Person (the “Parent”), any other Person at least a majority of whose outstanding Voting Stock, measured by voting power rather than number of shares, is owned, directly or indirectly, at the date of determination by the Parent and/or one or more other subsidiaries of the Parent.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
     “Continuing Directors” means, as of any date of determination, any member of the Issuer’s board of directors who (a) was a member of the Issuer’s board of directors on the date the Notes were originally issued or (b) was nominated for election, elected or appointed to the Issuer’s board of directors with the approval of a majority of the Continuing Directors who were members of the Issuer’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Issuer’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination). If at any time the Issuer is not a corporation, then references in the foregoing sentence to members of its board of directors shall be deemed to include, as applicable, the members of any other governing body thereof performing a similar function.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Issuer.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Issuer (as certified by a Board Resolution delivered to the Trustee) as a replacement for Moody’s or S&P, or both of them, as the case may be.
     “Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of “Change of Control Triggering Event”) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, any Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person or, if such person is not a corporation, any governing body thereof performing a similar function.
     As used under this caption “Offer to Purchase Upon Change of Control Triggering Event,” all references to sections of the Exchange Act and to rules and regulations under the Exchange Act shall include any successor provisions thereto.
     The Company will promptly pay, or will cause the Trustee (if the Trustee is acting as paying agent for the Notes) or another duly appointed paying agent for the Notes to promptly pay (by application of funds deposited by the Company), to each Holder of Notes (or portions thereof) duly tendered and accepted for payment by the Company pursuant to a Change of Control Offer, the Change of Control Payment for such Notes, and the Company will cause the Trustee to promptly authenticate and mail (or deliver by book entry transfer, as applicable) to each such Holder a new Note equal in principal amount to the unpurchased portion, if any, of the Notes surrendered by such Holder; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall, or shall cause the Trustee to, promptly mail (or cause to be delivered by book entry transfer, as applicable) to the Holders thereof any Notes not so accepted for payment by the Company.
     For purposes of clarity, the Company confirms that (1) the provisions set forth under this caption “Offer to Purchase Upon Change of Control Triggering Event” constitute a covenant of the Company under the Indenture in respect of, and for the benefit of the Holders of, the Notes, (2) for purposes of Section 5.1(d), Section 5.10, Section 8.2 and any other applicable sections of the Indenture, the Notes shall be deemed to be the only series of Securities affected by such covenant or by any default in the performance, or breach, of such covenant or any default or Event of Default resulting therefrom or by any change therein or amendment thereto or waiver thereof, (3) such covenant shall constitute a “right of repayment at the option of the Securityholder” for purposes of Section 8.2 of the Indenture and, without limitation to the foregoing, no supplemental indenture entered into pursuant to Article Eight of the Indenture shall reduce the amount payable in respect of, or extend the time for payment of, any Notes pursuant to such covenant without the consent of the Holder of each Note so affected and (4) any failure by the Company to pay all or any part of the Change of Control Payment as and when required pursuant to such covenant shall constitute an Event of Default with respect to the Notes under Section 5.1(b) of the Indenture.
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     IN WITNESS WHEREOF, Weyerhaeuser Company has caused this instrument to be signed and its corporate seal attested by the manual or facsimile signatures of its duly authorized officers and has caused its corporate seal (or a facsimile thereof) to be affixed hereunto or imprinted hereon.
Dated: September 24, 2007

[SEAL]	WEYERHAEUSER COMPANY
By:
Name:
Title:

Attest:

Name:
Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Authorized Signatory

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common UNIF GIFT MIN ACT —		Custodian
TEN ENT—as tenants by the entireties	(Cust)		(Minor)
JT TEN—as joint tenants with right of survivorship	Under Uniform Gifts to Minors
and not as tenants in common	Act
(State)
Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

Attorney
to transfer said security on the books of the Issuer with full power of substitution in the premises.

Dated:	Signed:

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.